Exhibit 10.2(M)

[Yahoo! Inc. Letterhead]

            , 2012

Re:	Letter Amendment to Performance Restricted Stock Unit Award Agreement (AFP Version - 2010)

Dear             :

Reference is made to the Performance Restricted Stock Unit Award Agreement (AFP Version) between you and Yahoo! Inc. (the “Company”) dated February 25, 2010 (the “Award Agreement”), and the letter agreement amending the Award Agreement between you and the Company dated February 25, 2011 (the “Amendment”). Capitalized terms used in this letter agreement and not otherwise defined herein will have the meanings ascribed to such terms in the Award Agreement.

The purpose of this letter agreement is to amend the Award Agreement and the Amendment to provide that the Restricted Stock Units subject to the award for the 2012 Performance Year will not be subject to the performance-based vesting requirements referred to in Section 2(c) of the Award Agreement. Instead, you will be credited with the Annual Target Number of Restricted Stock Units set forth in the Award Agreement for the 2012 Performance Year, and such Annual Target Number of Restricted Stock Units will vest on February 25, 2013, subject to the change in control and termination of employment rules set forth in the Award Agreement.

This letter agreement does not modify any other terms of the Award Agreement or the Amendment except as expressly set forth above (including, without limitation, the crediting of any Restricted Stock Units to you with respect to the 2010 and 2011 Performance Years and the vesting and payment provisions applicable to any such units).

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

Yahoo! Inc.
[NAME, TITLE]

Acknowledged and Agreed:

By:
[NAME]